Exhibit 4.1

Amended and Restated Articles of Incorporation

of

ProtoKinetix, Incorporated

(the “Corporation”)

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of ProtoKinetix, Incorporated, a Nevada corporation, formerly known as RJV Network, Inc., does hereby certify as follows:

A.     The Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the Corporation.

B.      The amendment and restatement of the Articles of Incorporation as set forth below has been approved by at least a majority of the voting power of the stockholders of the Corporation pursuant to the Nevada Revised Statutes.

C.      This certificate sets forth the text of the Amended and Restated Articles of Incorporation in its entirety on the following pages attached hereto.

IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of ProtoKinetix, Incorporated as of this 14th day of February, 2022.

/s/ Clarence E. Smith

Clarence E. Smith

Chief Executive Officer

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROTOKINETIX, INCORPORATED

I. NAME

The name of this Corporation is ProtoKinetix, Incorporated.

II. REGISTERED OFFICE; REGISTERED AGENT

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office of the Corporation within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

III. PURPOSE

The purpose of the Corporation is to engage in any other lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes.

IV. CAPITAL

4.1    The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 500,000,000 shares, all of which shall be shares of common stock, par value of $0.0000053 per share (“Common Stock”).

4.2     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders of the Corporation.

4.3    The holders of Common Stock shall have all other rights of stockholders of the Corporation, including, but not limited to: (a) the right to receive dividends when, as and if declared by the Board of Directors of the Corporation out of assets lawfully available therefore; and (b) in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation.

V. PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

VI. BOARD OF DIRECTORS

6.1    The governing board of this Corporation shall be known as the Board of Directors. The number of directors shall be fixed from time to time in such manner as shall be provided by the Bylaws of this Corporation and may be increased or decreased from time to time in the manner provided by the Bylaws; provided, however, that there shall not be fewer than one member of the Board of Directors. Directors of the Corporation must be natural persons who are at least 18 years of age, and need not be stockholders of the Corporation.

6.2    Cumulative voting in the election of directors shall not be permitted.

6.3    The Board of Directors may amend the Bylaws at any time to add, change, or delete a provision unless the Articles of Incorporation reserve such power exclusively to the stockholders in whole or in part or a specific Bylaw expressly prohibits the Board of Directors from doing so. The stockholders may amend the Bylaws even though the Bylaws may also be amended by the Board of Directors.

VII. LIABILITY OF DIRECTORS AND OFFICERS

7.1    The liability of directors and officers of the Corporation shall be eliminated to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended after this Article is adopted further eliminate or limit or authorize a corporate action to further eliminate or limit the liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

7.2   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

VIII. ACTIONS OF STOCKHOLDERS

8.1   Meetings of stockholders shall be held at such time and place (if any) as provided in the Bylaws of the Corporation or by resolution of the Board of Directors. Meetings may be held within or without the State of Nevada, or solely be remote communication, as determined by the Bylaws of the Corporation or by resolution of the Board of Directors. To the extent authorized by the Bylaws of the Corporation or the Board of Directors: (i) stockholders may participate in meetings by means of electronic communication, or (ii) meetings may be held solely by means of electronic communication.

8.2    Any vote of the stockholders of the Corporation may be taken either:

(a)	at a meeting called for such purpose or;
(b)	without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

IX. INDEMNIFICATION OF OFFICERS AND DIRECTORS

9.1    Right to Indemnification. The Corporation shall indemnify any person (an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment). Notwithstanding the preceding sentence, except as provided below in Section 9 with respect to Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) initiated by the indemnitee if and only if the Board authorized the commencement of such Proceeding (or part thereof).

9.2   Advancement of Expenses. To the extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that, to the extent required by the Nevada Revised Statutes, the Indemnitee shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such Indemnitee is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article IX.

9.3    Nonexclusivity. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any statute, these Articles of Incorporation, the Corporation’s Bylaws, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

9.4   Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee) of another entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the Nevada Revised Statutes or the provisions of this Article IX.

9.5     Procedure for Indemnification.

(a)     To obtain indemnification under this Article IX, an Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. Upon written request by an Indemnitee for indemnification pursuant to this section, a determination with respect to the Indemnitee’s entitlement thereto shall be made as follows: (1) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum; or (2) if there are no Disinterested Directors, by Independent Counsel (as hereinafter defined). If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within 30 days after such determination.

(b)     If a claim under Article IX is not paid in full by the Corporation within 45 days after a written claim pursuant to Section 9.5(a) has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standard of conduct which makes it permissible under the Nevada Revised Statutes for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada Revised Statutes, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

9.6	Certain Definitions. For purposes of this Article IX:

(a)    “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the Indemnitee and otherwise has no material interest in the matter as determined by the Board.

(b)    “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of Nevada corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article IX. Independent Counsel shall be selected by the Board of Directors.

X. CONFLICTING INTEREST TRANSACTIONS

No act, contract, or other transaction between the Corporation and one or more of its directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation’s officers, directors, or employees are in any way interested shall be affected or invalidated in any way because of such fact; provided, that: (i) such fact shall have been known to or disclosed to the Board of Directors of the Corporation, and the Board of Directors approve or ratify such act, contract or other transaction in good faith; (ii) such fact shall have been known to or disclosed to the stockholders of the Corporation, and stockholders holding a majority of the voting power approve or ratify such act, contract or other transaction in good faith; (iii) such fact is not known to the director at the time such act, contract or other transaction is brought before the Board of Directors of the Corporation for action; or (iv) such act, contract or other transaction is fair as to the Corporation at the time it is authorized or approved. Any director or directors of the Corporation so interested may be present and may be counted in determining the existence of a quorum at any meeting of the Board of Directors which authorized or ratified such act, contract, or other transaction, and such director or directors may vote thereat with like force and effect as if they were not interested.